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                                                                      EXHIBIT 23

                         INDEPENDENT AUDITOR'S CONSENT


The Board of Directors
Commercial Federal Corporation:

We consent to the incorporation by reference in the Form 8-K/A of Commercial Federal Corporation dated October 14, 1998, of our report dated March 9, 1998, with respect to the consolidated statements of financial condition of First Colorado Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K of First Colorado Bancorp, Inc.


                             s/s Peat Marwick LLP

Denver Colorado
October 14, 1998